UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Filing (Date of Report and Earliest Event Reported): February 12, 2007
(February 6, 2007)

CTS CORPORATION
(Exact Name of Company as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)
Company’s Telephone Number, Including Area Code: (574) 293-7511

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On February 6, 2007, the Compensation Committee of the Board of Directors of CTS Corporation established target awards and quantitative performance goals for fiscal year 2007 which will determine restricted stock unit awards for executive officers of the corporation, including named executive officers, other than the current Chief Executive Officer. Each of these executive officers will receive 0% to 200% of a target number of restricted stock units established for his position. The maximum number of restricted stock units that may be awarded to any executive officer is 12,000. The percentage of the target awarded will depend on CTS Corporation's year-over-year sales growth and free cash flow for fiscal year 2007. After completion of the 2007 fiscal year, the Compensation Committee will certify the extent to which performance goals have been met and determine the number of restricted stock units to be awarded. Awards will be made in 2008 under the terms of the CTS Corporation 2004 Omnibus Long-term Incentive Plan. Awards will cliff-vest and be settled three years after the end of the performance period. Vesting will be fully accelerated in the event of involuntary termination and vesting of a pro-rata portion of the award will be accelerated in the event of qualified retirement. Restricted stock units will convert one-for-one to CTS Corporation common stock upon settlement. The CTS Corporation 2004 Omnibus Long-term Incentive Plan and the standard form of restricted stock unit agreement for executive officers have been previously filed by CTS Corporation as exhibits to its Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

    /s/ James L. Cummins
By:    James L. Cummins
Senior Vice President Administration

Date: February 12, 2007